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[LETTERHEAD]


July 29, 1996

                                                               File No: 8273-035

Board of Directors
Global One Distribution & Merchandising Inc.
5548 Lindbergh Lane
Bell, California 90201-6410

Board of Directors
Kelly Russell Studios, Inc.
2905 Northwest Boulevard, Suite 220
Plymouth, Minnesota 55441

          RE:  CERTAIN FEDERAL INCOME TAX CONSEQUENCES
               OF THE MERGER OF KELLY RUSSELL STUDIOS, INC.,
               WITH AND INTO KRSI ACQUISITION CORP.
               ---------------------------------------------

Ladies and Gentlemen:

          In accordance with your request, we provide the following analysis and opinions relating to certain federal income tax consequences of the transaction (the "Merger") whereby Kelly Russell Studios, Inc. ("KRSI"), will merge with and into KRSI Acquisition Corp. ("KRSI Acquisition") pursuant to that certain Final Amended and Restated Agreement and Plan of Reorganization dated May 28, 1996 (the "Agreement"). Terms used herein have the same meanings as in the Agreement.

          In the Merger, KRSI shall be merged with and into KRSI Acquisition, a wholly-owned subsidiary of Global One Distribution & Merchandising Inc. ("Global One"). The separate corporate existence of KRSI shall cease. KRSI Acquisition shall continue as the surviving corporation and shall continue to be a wholly-owned subsidiary of Global One. Subject to dissenters' rights, each share of KRSI stock issued and outstanding shall be converted into Global One stock. No fractional shares of Global One stock shall be issued in the Merger; fractional shares shall be rounded up into a whole share of Global One stock in the exchange. From and after the Effective Time, KRSI Acquisition shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of KRSI and KRSI Acquisition.


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Board of Directors
July 29, 1996
Page 2



          Our analysis and the opinions set forth herein are based upon the facts as set forth in the Agreement referred to above, including the exhibits thereto. Our opinions are also based upon the facts set forth in that certain Form S-4 filed by Global One with the Securities and Exchange Commission on May 29, 1996 and as later amended (the "Form S-4"). Our opinions are also based upon the facts set forth in certain written representations to us from Global One, KRSI and certain shareholders of KRSI in letters on or about this date. The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts set forth in those documents are accurate now and at consummation of the Merger and are otherwise true, complete and correct. Any change or inaccuracy in such facts may adversely affect our opinions.


          We have acted as special counsel to Global One in connection with the Merger and are rendering these opinions at its request. In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein, nor have we been requested to do so.

          Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service ("IRS") in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinions.

          The opinions set forth herein have no binding effect on the IRS or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

          In the case of transactions as complex as the Merger, many federal, state, local and foreign income and other tax consequences may arise. We have been asked only to address the issues specifically set forth below concerning the Merger. No opinion is expressed regarding any other issues. We note that, as described in the Form S-4 previously referred to, other transactions will occur at or about the same time as the Merger. We have not been asked to render any opinions regarding the tax consequences of such other transactions and we offer no such opinions.


          This letter is being issued solely for the benefit of Global One, KRSI and their respective shareholders. It may not be relied upon by any other person without our prior written consent.


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Board of Directors
July 29, 1996
Page 3


          Subject to the foregoing, our opinions regarding the Merger are as follows:


          Holders of KRSI Common Stock who receive Global One Common Stock in exchange for their KRSI Common Stock in the Merger will not recognize gain or loss as a result of receipt of such Global One Common Stock. Assuming such shareholders hold their KRSI Common Stock as capital assets, such shareholders will tack their holding periods for the KRSI Common Stock in computing their holding periods for the Global One Common Stock received in the Merger. The KRSI shareholders will take a substituted basis for their Global One Common Stock received in the Merger computed by reference to the basis for their KRSI Common Stock. Pursuant to Section 361(a) of the Code, KRSI will not recognize gain or loss in the Merger as a result of the transfer of its Assets to KRSI Acquisition. Neither Global One nor KRSI Acquisition will recognize gain or loss as a result of the transfer of Global One Common Stock to the KRSI shareholders.



          We hereby consent to the inclusion of this letter as an exhibit to the Form S-4 and to the reference to our name in the Form S-4.

                                       Very truly yours,

                                       /s/ MANATT, PHELPS & PHILLIPS, LLP

                                       Manatt, Phelps & Phillips, LLP